Exhibit 10.29
AMENDMENT NUMBER 3
TO THE
TOLL BROS., INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS, the Toll Bros., Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan” or the “Plan”) was originally established effective as of November 5, 2001 and was amended and restated effective as of November 1, 2008, by Toll Bros., Inc. (“Toll Brothers”) to be in compliance with Section 409A of the Internal Revenue Code (the “Code”); and

WHEREAS, the Plan was amended by execution of Amendment Number 1 to incorporate the death benefit exception to the 6 month delay-in-payment rule for Specified Employees in the event of death; and

WHEREAS, the Plan was amended by execution of Amendment Number 2 effective as of December 31, 2008, pursuant to IRS Notice 2010-6, to clarify certain provisions of the Plan under Section 409A of the Code; and

WHEREAS, Section 9.1 of the Plan provides that the Board of Directors of Toll Brothers may amend the Plan; and

WHEREAS, Toll Brothers has reviewed the Plan and wishes to “freeze” the Plan to preclude new Participants from entering the Plan and to stop the deferral of future Compensation Deferrals and Employee Contribution credits from being made to the Plan, and to distribute benefits in accordance with all Participant Distribution Election Forms; and

WHEREAS, the Compensation Committee of the Board has approved execution of this Amendment.

NOW, THEREFORE, effective December 31, 2011, the Plan is amended as follows:

1.
Eligibility. Section 2.1 of the Plan provides that participation in the Employer Contribution Credit Account portion of the Plan is automatic. Participation in the Compensation Deferral portion of the Plan is voluntary, and subject to agreement of the Employer to make Compensation Deferrals as permitted under Article 3 of the Plan.

Notwithstanding the foregoing, or any provisions of the Plan to the contrary, effective as of December 31, 2011: (a) no future Discretionary Employer Contributions shall be made for any Participants under the Plan as permitted under Section 3.2 of the Plan; (b) no Eligible Employees shall be permitted to make Compensation Deferrals as previously permitted under Section 3.1 of the Plan; and (c) no Eligible Employee who does not already participate in the Plan may become a Participant.

2.
Payment of Benefits. All Participants under the Plan have made Distribution Elections regarding their various Accounts established under the Plan. All Distribution Elections shall remain in effect and all Accounts shall be paid in accordance with all Distribution Elections, except if required otherwise in the event of a death, Disability or a Separation from Service.

3.	Accounts. All Accounts under the Plan shall continue to be maintained as required under Article 4 of the Plan, until distributed.

4.
Rollovers. Participants in the Plan shall be permitted to elect to redefer the payment of their Accounts in accordance with Section 5.5_of the Plan, as long as an election to delay a payment is made at least 1 year before payment is to commence and the time for payment is delayed for a period of at least 5 years.

5.
No Termination. The “freezing” of benefits in accordance with this Amendment Number 3 is a temporary measure to minimize future unfunded deferred compensation obligations of the Company for Participants. The freezing of new benefits does not terminate the Plan, which shall remain in effect for existing Participants.

6.	Other Provisions. Notwithstanding any provisions in this Amendment Number 3 to the contrary, all other provisions of the Plan shall remain in effect, without change.

This Amendment Number 3 to the Toll Bros., Inc. Nonqualified Deferred Compensation Plan is executed this 22nd day of December, 2011.

TOLL BROS., INC.
BY:	/s/ Martin P. Connor

December, 2011

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